Record First Quarter 2018 Results Announced by Reading International

Earnings Call Webcast to Discuss 2018 First Quarter Financial Results

Scheduled to Post to Corporate Website on

Monday, May 14, 2018

➢ Achieves All-Time Record Quarterly Revenue of $75.8 million
➢ First Quarter Operating Income of $5.6 million, Represents Highest First Quarter on Record
➢ Basic EPS of $0.13, Tied First Quarter Record
➢ First Quarter Net Income of $3.0 million, Second Highest First Quarter on Record
➢ First Quarter EBITDA of $11.0 million, Second Highest First Quarter on Record

Culver City, California - (BUSINESS WIRE) May 10, 2018 – Reading International, Inc. (NASDAQ: RDI) today announced record results for the first quarter ended March 31, 2018. The Company reported Basic Earnings per Share (“EPS”) of $0.13 for the quarter ended March 31, 2018, tying the prior year period, which was itself a record first quarter. Revenue represented an all-time quarterly record for the Company, while Operating Income represented an all-time first quarter record. Net Income and EBITDA were both the second highest first quarters on record.

Ellen Cotter, Chair, President and Chief Executive Officer said, “We are pleased with the record results we delivered in the first quarter, which reflect the strong progress we are making on our three-year business strategy and the healthy state of the global cinema industry. This positive momentum in our cinema business has continued through April and we are confident that this segment will continue to benefit from the existing and upcoming summer movies from the major studios. During the first quarter, we also enhanced our real estate portfolio by strategically acquiring an approximately 16,830 square foot building in Australia, which increases our Redyard entertainment center’s uninterrupted frontage on Parramatta Road, one of Sydney’s busiest arterial roads, by 182 feet. We believe that Reading is well-positioned to drive long-term stockholder value as we continue developing our real estate portfolio and executing our global cinema strategy to elevate the guest experience.”

Consolidated revenue for the first quarter of 2018, increased by 9% (or $6.3 million) compared to the first quarter of 2017, primarily driven by: (i) the opening of our new state-of-the-art eight screen Reading Cinema on December 14, 2017 in Newmarket, Australia, (ii) the re-opening of our Courtenay Central Cinema in Wellington New Zealand on March 29, 2017, (iii) increases in average ticket prices (“ATP”) in our U.S. and Australian Cinemas, and (iv) an increase in the Food & Beverage spend per patron (“SPP”) across all markets.

The following table summarizes the first quarter for 2018 and 2017:

	Three Months Ended
			% Change
(Dollars in millions, except EPS)	March 31, 2018	March 31, 2017	Favorable/ (Unfavorable)
Revenue	$75.8	$69.5	9%
- US	38.6	36.9	5%
- Australia	29.1	27.2	7%
- New Zealand	8.1	5.4	50%
Segment operating income (1)	$11.9	$10.4	14%
Net income(2)	$3.0	$3.0	-%
EBITDA (1)	$11.0	$10.5	5%
Adjusted EBITDA (1)	$12.5	$11.2	12%
Basic EPS (2)	$0.13	$0.13	-%

(1) Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

COMPANY HIGHLIGHTS

•	Operating Results: We achieved the following results for the quarter ended March 31, 2018:

1.	Revenue of $75.8 million, up $6.3 million from the prior year;
2.	EBITDA of $11.0 million compared to $10.5 million in 2017;
3.	Net income of $3.0 million compared to $3.0 million in 2017; and
4.	Basic EPS of $0.13 per share compared to $0.13 per share in 2017.

•

Capex program: During the first quarter of 2018, we invested $23.2 million in capital improvements to our cinemas (which included the purchase of digital projectors in the U.S. that had previously been subject to an equipment lease, and the continued investment in the upgrading of select cinemas) and real estate properties.

•

Cinema activities: During the first quarter of 2018, we completed the renovation of our Reading Cinemas in Murrieta, CA, and, on March 30, 2018, we launched “Spotlight”, our new dine-in concept, in six auditoriums of that cinema. We also continued renovation of our Reading Cinemas in Manville, New Jersey and by April 2018 had installed recliner seats in all auditoriums. Refurbishment work at our Charlestown and Elizabeth cinemas in Australia was finished in March and April 2018, respectively. We continue to upgrade our food and beverage (“F&B”) offerings and, as of March 31, 2018, we have obtained liquor licenses for 26 of our existing cinemas in the U.S., Australia and New Zealand. Our cinema pipeline includes three new cinemas in Australia and New Zealand that have been approved by our Board of Directors and which we anticipate bringing on line in 2019/2020.

Our online ticket sales achieved a record first quarter in all countries, led by Black Panther and Jumanji: Welcome to the Jungle, exceeding previous first quarter records by as much as 54%.  With the launch of branded ticketing apps in the U.S. and improved online sales infrastructure to better serve high sales volume, Black Panther set daily and weekly online record ticket sales in all countries. To further improve our guests’ online experience, we launched electronic gift card sales, guest enabled online refunds and social sharing on our U.S. branded web sites during the quarter.

•	Real estate activities:

▪

Union Square Redevelopment (New York, U.S.) – We continued to advance the construction of our 44 Union Square re-development project having now poured five of the six floors. We are preparing to install the dome and anticipate that the project will be ready for tenant fit-out in the fourth quarter of this year.  Retail and office leasing interest is strong and we are in discussions with a variety of quality tenants, including potential full building users. As of March 31, 2018, we have invested a total of $37.5 million in the property’s redevelopment out of a total projected investment of $74.5 million.

▪

Strategic Redyard Acquisition on Parramatta Road (Sydney, Australia) – We recently purchased a property at 98 Parramatta Road, located adjacent to our Entertainment Themed Center (“ETC”) in Auburn, for $3.5 million (AU$4.5 million). The property consists of an approximately 16,830 square feet office building located on an estimated 20,870 square foot lot, with approximately 182 feet of frontage to Parramatta Road. The transaction is subject to a leaseback to Telstra Corporation through September 2022. The property borders our Redyard center in Auburn on three boundaries to the east, west and south. Including this acquisition, our Redyard center represents approximately 519,992 square feet (48,309 square meters) of land, with approximately 1,620 feet (498 meters) of uninterrupted frontage to Parramatta Road, a major Sydney arterial motorway.

▪

Newmarket Village Expansion (Brisbane, Australia) –The first full quarter of operation of our Newmarket Village expansion, which was completed in December 2017. The expansion included the addition of a new eight screen Reading Cinema with both a TITAN LUXE and a Gold Lounge offer and delivered approximately 10,150 square feet of new F&B retail space along with a further 124 parking spaces. As of March 31, 2018, approximately 93% of the new retail space had been leased.

▪

Belmont (Perth, Australia) –  In the first quarter 2018, we continued with the re-positioning of our ETC in Belmont (a suburb of Perth), which features new F&B offerings and a Reading Cinema with TITAN LUXE. By the third quarter of 2018, we anticipate opening our third new restaurant, the Asian inspired Tao Café (with approximately 3,190 square feet) joining our existing restaurants, Dome Café and Tavolo.

▪

Manukau Land Re-zoning (Auckland, New Zealand) – We are continuing to work with the adjacent landowners of our properties in Manukau to develop an infrastructure plan for the approximate 355 acres of rezoned land of which 70.4 acres is our property.

FIRST QUARTER 2018 SEGMENT RESULTS

The following table summarizes the first quarter segment operating results for 2018 and 2017:

	Three Months Ended
			% Change
(Dollars in thousands)	March 31, 2018	March 31, 2017	Favorable/ (Unfavorable)
Segment revenue
Cinema
United States	$37,987	$36,235	5%
Australia	26,717	24,957	7%
New Zealand	7,551	5,368	41%
Total	$72,255	$66,560	9%
Real estate
United States	$655	$586	12%
Australia	4,104	3,586	14%
New Zealand	1,199	325	269%
Total	$5,958	$4,497	32%
Inter-segment elimination	(2,391)	(1,603)	(49)%
Total segment revenue	$75,822	$69,454	9%
Segment operating income
Cinema
United States	$3,000	$2,507	20%
Australia	5,916	5,945	-%
New Zealand	1,369	641	114%
Total	$10,285	$9,093	13%
Real estate
United States	$(293)	$28	nm
Australia	1,465	1,408	4%
New Zealand	459	(142)	423%
Total	$1,631	$1,294	26%
Total segment operating income (1)	$11,916	$10,387	15%

“nm” – not meaningful for further analysis

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

First Quarter Results:

Cinema segment operating income increased by 13%, or $1.2 million, to $10.3 million for the quarter ended March 31, 2018 compared to March 31, 2017. The primary driver was the re-opening of our Courtenay Central Cinema in Wellington, New Zealand as well as increased operating income in the U.S. due to a higher ATP and a higher SPP across the circuit. For the first quarter:

•	Revenue in the United States increased by 5%, or $1.8 million, due to a 9% increase in ATP and a 2% increase in SPP offset by a 2% decrease in attendance.
•

Australia’s cinema revenue increased by 7%, or $1.8 million, primarily due to a 5% increase in ATP, a 6% increase in SPP and a 2% increase due to a more favorable foreign exchange rate, offset by a 2% decrease in attendance.

•

In New Zealand, our cinema revenue increased by 41%, or $2.2 million, resulting from a 34% increase in attendance, a 12% increase in SPP and a 4% increase due to a more favorable foreign exchange rate, offset by a slight decrease in ATP.

The top three grossing films for the first quarter 2018 were “Black Panther”, “Jumanji: Welcome to the Jungle”, and “The Greatest Showman” representing approximately 32% of Reading’s worldwide admission revenues for the quarter. The top three grossing films in the first quarter of 2017 for Reading’s worldwide cinema circuits were “Beauty and the Beast”, “Logan”, and “Lion”, which represented approximately 21% of Reading’s admission revenues for the first quarter of 2017.

Real Estate

First Quarter Results:

Real estate segment operating income increased by 26%, or $337,000, to $1.6 million for the quarter ended March 31, 2018 compared to March 31, 2017, primarily attributable to increased operating revenue from our Courtenay Central ETC, due to the full quarter of operations in 2018 compared to only a few days in 2017 due to the November 2016 earthquake, as well as the increased income from the expansion of our Newmarket and Auburn ETCs in Australia. This was partially offset by an increase in depreciation due to our occupation of our headquarters building in Culver City and a decline in lease revenue due to a fire at our property in Chicago.

CONSOLIDATED AND NON-SEGMENT RESULTS

The first quarter consolidated and non-segment results for 2018 and 2017 are summarized as follows:

	Three Months Ended
			% Change
(Dollars in thousands)	March 31, 2018	March 31, 2017	Favorable/ (Unfavorable)
Segment operating income	$11,916	$10,387	15%
Non-segment income and expenses:
General and administrative expense	(6,156)	(4,753)	(30)%
Interest expense, net	(1,594)	(1,860)	14%
Other	58	970	94%
Total non-segment income and expenses	$(7,692)	$(5,643)	(36)%
Income before income taxes	4,224	4,744	11%
Income tax expense	(1,155)	(1,703)	32%
Net income	$3,069	$3,041	1%
Less: net income (loss) attributable to noncontrolling interests	22	12	nm
Net income attributable to RDI common stockholders	$3,047	$3,029	1%

“nm” – not meaningful for further analysis

First Quarter Net Results

Net income attributable to RDI common stockholders increased by 1%, or $18,000, to $3.0 million, principally due to an increase in the Cinema Exhibition segment operating income. This increase was due to the re-opening of our Courtenay Central ETC in Wellington New Zealand, which was closed for the majority of Q1 2017 due to the November 2016 earthquake, along with increased operating income from our U.S. operations. These were offset by increased non-segment G&A expenses as well lower other income due to the one-off gain in 2017 from a foreign exchange gain on short-term funds held in our foreign operations that did not repeat in 2018. EPS for the quarter ended March 31, 2018 remained consistent when compared to the prior-year quarter at $0.13.

Non-Segment General & Administrative Expenses

G&A expense for the quarter ended March 31, 2018 increased by 30% or $1.4 million compared to the prior year period. This increase primarily relates to higher non-recurring legal expenses incurred on the Derivative Litigation, the Cotter Employment Arbitration and other Cotter litigation matters, and higher compensation costs, due to headcount and the timing of annual salary increases as well as the timing of recording increases in variable compensation costs.

Income Tax Expense

Income tax expense for the quarter ended March 31, 2018 decreased by $548,000 compared to equivalent prior-year period.  The change between 2018 and 2017 is mainly related to: (i) lower pretax income, (ii) the reduction of the U.S. statutory corporate tax rate as the result of tax reform, and (iii) a net increase in the foreign tax credit.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $3.5 million, to $426.6 million at March 31, 2018, compared to $423.0 million at December 31, 2017. This was primarily driven by increases in our operating and investment properties relating to capital enhancements in our existing cinemas and capital investments relating to major real estate projects, primarily (i) the redevelopment of our Union Square property in New York, (ii) the expansion of our Newmarket property in Brisbane, Australia, and (iii) the purchase of our previously leased digital projectors in the United States. Available cash resources generated from operations and proceeds received from borrowings funded these capital investments.

Cash and cash equivalents at March 31, 2018 were $8.7 million, including $5.4 million in the U.S., $1.9 million in Australia, and $1.4 million in New Zealand. We manage our cash, investments and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we utilize cash collected from (i) our cinema business when selling tickets and food and beverage items, and (ii) rental income typically received in advance, to reduce our long-term borrowings and realize savings on interest charges. We then settle our operating expenses generally with a lag within traditional trade terms. This generates a temporary working capital deficit. As discussed previously, we review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes. We believe the cash flow generated from our operations coupled with our ability to renew loans when due will provide sufficient liquidity in the upcoming year.

The table below presents the changes in our total available resources (cash and borrowings), debt-to-equity ratio, working capital and other relevant information addressing our liquidity for the three months ended March 31, 2018 and preceding four years:

	As of and for the 3-Months Ended	Year Ended December 31
($ in thousands)	3/31/2018	2017	2016	2015	2014
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$8,668	$13,668	$19,017	$19,702	$50,248
Unused borrowing facility	125,326	137,231	117,599	70,134	45,700
Restricted for capital projects(1)	61,375	62,280	62,024	10,263	--
Unrestricted capacity	63,951	74,951	55,575	59,871	45,700
Total resources at period end	133,994	150,899	136,616	89,836	95,948
Total unrestricted resources at period end	72,619	88,619	74,592	79,573	95,948
Debt-to-Equity Ratio
Total contractual facility	$275,511	$271,732	$266,134	$207,075	$201,318
Total debt (gross of deferred financing costs)	150,185	134,501	148,535	130,941	164,036
Current	10,544	8,109	567	15,000	38,104
Non-current	139,641	126,392	147,968	115,941	125,932
Total book equity	183,755	181,241	146,615	138,951	133,716
Debt-to-equity ratio	0.82	0.74	1.01	0.94	1.23
Changes in Working Capital
Working capital (deficit)	$(40,530)	$(46,971)	$6,655	$(35,581)	$(15,119)
Current ratio	0.39	0.42	1.10	0.51	0.84
Capital Expenditures (including acquisitions)	$23,231	$76,708	$49,166	$53,119	$14,914

(1) This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

Below is a summary of the available credit facilities as of March 31, 2018:

	As of March 31, 2018
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$31,000	$24,000	$--	$24,000
Bank of America Line of Credit (USA)	5,000	--	5,000	--	5,000
Union Square Construction Financing (USA)	57,500	9,155	48,345	48,345	--
NAB Corporate Term Loan (AU) (1)	51,139	41,525	9,614	--	9,614
Westpac Bank Corporate (general/non-construction) Credit Facility (NZ) (1)	25,337	--	25,337	--	25,337
Westpac Bank Corporate (construction) Credit Facility (NZ) (1)	13,030	--	13,030	13,030	--
Total	$207,006	$81,680	$125,326	$61,375	$63,951

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of March 31, 2018.

The $61.4 million representing borrowings restricted for capital projects is composed of the $48.3 million and $13.0 million (NZ$18.0 million) unused capacity for the Union Square development and construction funding for New Zealand operations, respectively. Our Minetta & Orpheum Theatres Loan will become due within one year. Currently, we are negotiating with our lender to renew this borrowing on a long-term basis.

Our overall global operating strategy is to conduct business mostly on a self-funding basis by country (except for funds used to pay an appropriate share of our U.S. corporate overhead). However, we may, from time to time, move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We have included EBITDA in this Earnings Release, as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe are appropriate adjustable items, described as follows:

•

Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters – while we started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the Company as it became necessary to defend the Company’s position in the Derivative litigation and related matters, to resolve Mr. Cotter, Jr.’s claims relating to his termination, and to protect our Company’s interests, and that of our shareholders in light of Mr. Cotter, Jr.’s efforts to effect a change of control of our Company. For this reason, we believe these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

In cases of property sales, we have not made adjustments for any gains, in line with our overall business strategy that at any time, we may decide to dispose of any property when we believe that an asset has reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

Reconciliation of EBITDA to net income is presented below:

	Three Months Ended
	March 31	March 31
(Dollars in thousands)	2018	2017
Net Income	$3,047	$3,029
Add: Interest expense, net	1,594	1,860
Add: Income tax expense	1,155	1,703
Add: Depreciation and amortization	5,250	3,934
EBITDA	$11,046	$10,526
Legal expenses relating to the derivative ligation, the Cotter employment arbitration and other Cotter litigation matters	1,448	645
Adjusted EBITDA	$12,494	$11,171

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on May 14, 2018, that will feature prepared remarks from Ellen Cotter, President & Chief Executive Officer; Dev Ghose, Executive Vice President & Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on May 11, 2018 by 5:00 p.m. Eastern Standard Time. The audio webcast can be accessed by visiting http://www.readingrdi.com/about/#earnings-call.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theaters operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn Red Yard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectations will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to movie goers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast and DVD rentals and sales, and online streaming;

o	the cost and impact of improvements to our cinemas, such as improved seating, enhanced food and beverage offerings and other improvements;
o	service disruption during theater improvements; and
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations.

•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ability to renew, extend or renegotiate our loans that mature in 2018;
o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	our exposure to cyber-security risks, including misappropriation of customer information or other breaches of information security;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control. Such factors can be, changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A. “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the Year Ended December 31, 2017.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,
	2018	2017(1)
Revenue
Cinema	$72,255	$66,560
Real estate	3,567	2,894
Total revenue	75,822	69,454
Costs and expenses
Cinema	(54,948)	(51,782)
Real estate	(2,384)	(2,036)
Depreciation and amortization	(5,250)	(3,934)
General and administrative	(7,597)	(6,174)
Total costs and expenses	(70,179)	(63,926)
Operating income	5,643	5,528
Interest expense, net	(1,594)	(1,860)
Other income (expense)	(82)	821
Income before income tax expense and equity earnings of unconsolidated joint ventures	3,967	4,489
Equity earnings of unconsolidated joint ventures	257	255
Income before income taxes	4,224	4,744
Income tax expense	(1,155)	(1,703)
Net income	$3,069	$3,041
Less: net income (loss) attributable to noncontrolling interests	22	12
Net income attributable to Reading International, Inc. common shareholders	$3,047	$3,029
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.13	$0.13
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.13	$0.13
Weighted average number of shares outstanding–basic	22,967,237	23,168,351
Weighted average number of shares outstanding–diluted	23,132,989	23,465,176

1 Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; U.S. dollars in thousands, except share information)

	March 31,	December 31,
	2018	2017
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$8,668	$13,668
Receivables	8,922	13,050
Inventory	1,342	1,432
Prepaid and other current assets	6,713	5,325
Total current assets	25,645	33,475
Operating property, net	269,578	264,724
Investment and development property, net	66,944	61,254
Investment in unconsolidated joint ventures	5,283	5,304
Goodwill	20,383	20,276
Intangible assets, net	8,227	8,542
Deferred tax asset, net	24,834	24,908
Other assets	5,661	4,543
Total assets	$426,555	$423,026
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$27,101	$34,359
Film rent payable	7,708	13,511
Debt – current portion	10,544	8,109
Taxes payable – current	3,031	2,938
Deferred current revenue	8,276	9,850
Other current liabilities	9,515	11,679
Total current liabilities	66,175	80,446
Debt – long-term portion	108,322	94,862
Subordinated debt, net	27,564	27,554
Noncurrent tax liabilities	12,186	12,274
Other liabilities	28,553	26,649
Total liabilities	242,800	241,785
Commitments and contingencies
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
33,082,295 issued and 21,295,031 outstanding at March 31, 2018, and 33,019,565 issued and 21,251,291 outstanding at December 31, 2017	232	231
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at March 31, 2018 and December 31, 2017	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at March 31, 2018 and December 31, 2017	--	--
Additional paid-in capital	146,236	145,898
Retained earnings	35,920	32,679
Treasury shares	(23,223)	(22,906)
Accumulated other comprehensive income	20,241	20,991
Total Reading International, Inc. stockholders’ equity	179,423	176,910
Noncontrolling interests	4,332	4,331
Total stockholders’ equity	183,755	181,241
Total liabilities and stockholders’ equity	$426,555	$423,026